Exhibit 5.1

30 ROCKEFELLER PLAZA	AUSTIN	LONDON
NEW YORK, NEW YORK	BEIJING	MOSCOW
10112-4498	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1	DUBAI	RIYADH
212.408.2500	HONG KONG	SAN FRANCISCO
FAX +1 212.408.2501	HOUSTON	WASHINGTON
BakerBotts.com

May 20, 2016

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Broadband Corporation, a Delaware corporation (“Liberty”), we have examined and are familiar with Liberty’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of up to 35,568,200 shares of Liberty’s Series C common stock, par value $.01 per share (the “Shares”), by the selling stockholders named in the prospectus forming part of the Registration Statement (the “Prospectus”).

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Amended and Restated Investment Agreement, dated as of May 28, 2015, among Liberty, Liberty Interactive Corporation, JANA Nirvana Master Fund, L.P., JANA Master Fund, Ltd., and Coatue Offshore Master Fund, Ltd., which was filed as an exhibit to the Registration Statement (the “Liberty Interactive Investment Agreement”), (ii) the Amended and Restated Investment Agreement, dated as of May 29, 2015, between Liberty and Quantum Partners LP (the “Quantum Investment Agreement”), (iii) the Amended and Restated Investment Agreement, dated as of May 28, 2015, among Liberty, Soroban Master Fund LP and Soroban Opportunities Master Fund LP, which was filed as an exhibit to the Registration Statement (the “Soroban Investment Agreement” and, together with the Liberty Interactive Investment Agreement and the Quantum Investment Agreement, the “Investment Agreements”), (iv) the Amended and Restated Assignment and Assumption Agreement, dated as of May 28, 2015, among Liberty, Liberty Interactive Corporation, Soroban Master Fund LP and Soroban Opportunities Master Fund LP, (v) the Registration Rights Agreement, dated as of May 18, 2016, between Liberty and Quantum Partners LP, which was filed as an exhibit to the Registration Statement, (vi) the Restated Certificate of Incorporation and Amended and Restated Bylaws of Liberty, (vii) records of proceedings of Liberty’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares, and (viii) such other documents, records, instruments and certificates of public officials and officers of Liberty as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the Investment Agreements, the Shares were duly authorized, validly issued and non-assessable.

This opinion is limited to the corporate laws of the state of Delaware and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.